QUOTA PLEDGE AGREEMENT

This **QUOTA PLEDGE AGREEMENT** ("Quota Pledge Agreement") is made this 18 day of June, 2008, by and among:

COMANCHE PARTICIPAÇÕES DO BRASIL LTDA., a Brazilian limited liability company organized and existing under the laws of Brazil , with its head-office in the city and State of São Paulo, at Rua do Rócio, No. 84, 11th Floor, Edifício Augusto de Arruda Botelho Filho, Zip Code: 04552-000, registered with the General Taxpayers' Registry (CNPJ) under No. 07.751.535/0001-43 (hereinafter referred to as the "Pledgor");

in favor of

TRI-STATE TITLE & ESCROW, LLC, a limited liability company organized and existing under the laws of the State of Maryland, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America (hereinafter referred to as the "Pledgee" or "Collateral Agent"); acting in its capacity as collateral agent for the benefit of each of the Noteholders (as defined below) under the Note Transaction Documents (as defined below), herein represented by the undersigned;

And, as intervening parties:

COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA., a Brazilian limited liability company, organized and existing under the laws of Brazil, with its head-office in the city of Tatuí, State of São Paulo, at Bairro Congonhal, s/n.°, Zip Code: 18270-000, registered with the General Taxpayers' Registry (*CNPJ*) under No 59.243.733/0001-08 (hereinafter referred to as "Pledged Company"); and

COMANCHE CLEAN ENERGY CORPORATION, a Cayman Islands exempted company with limited liability, with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("Comanche").

RECITALS

A. Comanche has agreed to sell US$70,000,000.00, by aggregate principal amount, of its Senior Secured 12.5% Notes Due June 18, 2013 (the "Transaction Notes"), on the terms and conditions set forth in the Securities Purchase Agreement dated as of June 18, 2008 (as may be amended, supplemented or otherwise modified from time to time, the "Securities Purchase Agreement"), by and among Comanche, the Pledgor, Comanche Biocombustíveis de Canitar Ltda., a limited liability company duly organized under the laws of Brazil, Comanche Biocombustíveis de Santa Anita Ltda., a limited liability company duly organized under the laws of Brazil, Comanche Biocombustíveis de Bahia Ltda., a limited liability company duly organized under the laws of Brazil, Comanche Bioenergia do Maranhão Ltda., a limited liability company duly organized under the laws of Brazil, and the Buyers named therein, including the initial Noteholders (as defined below).

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B. As a guarantee to the Obligations under the Transaction Notes, Comanche has agreed to make the Pledgor pledge the Pledged Quotas (as defined below) to the Collateral Agent.

C. Pledgor has obtained a release instrument of the Pledged Quotas ("Release") which had been previously pledged to a creditor in connection with a securities purchase agreement ("Bridge Notes) as well with senior secured notes ("Prior Transaction Documents"), executed on December 19, 2007, by and among such creditor and Pledgor, due to the full payment by Pledgor of the obligations under such Prior Transaction Documents.

In consideration of the foregoing and of the covenants contained herein, the parties mutually agree as follows:

Section 1. Definitions:

1.1 Reference is hereby made to the Securities Purchase Agreement and the Transaction Notes issued pursuant thereto for a statement of the terms thereof. All terms used in this Quota Pledge Agreement, which are defined in Schedule X-2 of the Securities Purchase Agreement and not otherwise defined herein, shall have the same meanings herein as set forth therein.

1.2 For purposes of clarity, this Quota Pledge Agreement is a "Security Document" and a "Note Transaction Document" within the meaning of the Securities Purchase Agreement.

1.3 The rules of construction set forth in Schedule X-2 of the Securities Purchase Agreement will apply equally to this Quota Pledge Agreement as if set forth herein

1.4 As used herein, the following terms shall have the corresponding meanings set forth below:

"Brazilian Civil Code" means Law 10,406 as of January 10, 2002, as amended from time to time.

"Buyers" has the meaning ascribed to the term in the Securities Purchase Agreement.

"Collateral Agency Agreement" means the agreement appointing the Collateral Agent, dated on or about the date hereof, by and among the Collateral Agent, the Noteholders, Comanche and the Comanche Guarantors.

"Collateral Agent" means Tri-State Title & Escrow, LLC, a limited liability company organized and existing under the laws of the State of Maryland, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America, its successors and permitted assignees.

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"Comanche" means Comanche Clean Energy Corporation, a Cayman Islands exempted company with limited liability, with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

"Comanche Guarantors" has the meaning ascribed in Schedule X-2 to the Securities Purchase Agreement.

"Event of Default" has the meaning ascribed in Section 8 of this Quota Pledge Agreement.

"Governmental Authority" has the meaning ascribed to the term in the Securities Purchase Agreement.

"Lien" means any mortgage, deed of trust, deed to secure debt or similar instrument, any pledge, lien (statutory or otherwise), hypothecation, security interest, charge, attachment, assignment or other encumbrance (including restrictions on voting rights, receipt of income or other attributes that would ordinarily accompany free and clear ownership of the thing in question) or any security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Noteholders" means the holders from time to time of the Transaction Notes.

"Note Transaction Documents" means the Securities Purchase Agreement, the Transaction Notes, the Security Documents and the Collateral Agency Agreement.

"Obligations" means the obligations of Comanche to the Noteholders or the Collateral Agent, arising from time to time under or in respect of (i) the due and punctual payment of the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Transaction Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Comanche under the Transaction Notes, and (iii) the due and punctual performance of all covenants, agreements, obligations and liabilities of Comanche under or pursuant to the Transaction Notes.

"Pledged Company" means Comanche Biocombustíveis de Santa Anita Ltda., as qualified above.

"Pledged Quotas" means the 43,999,999 (forty three million, nine hundred and ninety nine thousand, nine hundred and ninety nine) quotas of Pledged Company held by the Pledgor and hereby pledged in favor of the Collateral Agent, as well as any other quota of Pledged Company that the Pledgor, Comanche and any other legal entity direct or indirectly related to Comanche may hold in the future, together with any right arising from such quotas.

"Pledgor" has the meaning ascribed to the term in the Preamble to this Quota Pledge Agreement and includes the successors and permitted assignees of such person.

"Quota Pledge Agreement" means this contract, as amended, supplemented or otherwise modified from time to time.

"Secured Obligations" means the Obligations of Comanche, the due and punctual payment and performance of all obligations of the Comanche Guarantors under the Security Documents and the due and punctual payment and performance of all obligations of the Comanche Parties under the Collateral Agency Agreement, including, for purposes of clarity, all reasonable and reasonably documented costs and out-of-pocket expenses (including reasonable and reasonably documented fees and expenses of one U.S. and one Brazilian counsel) incurred by the Noteholders and/or by Collateral Agent in connection with the successful enforcement of any rights under this Guaranty, the Security Documents and the Collateral Agency Agreement.

"Securities Purchase Agreement" has the meaning ascribed to the term in the Recitals.

"Security Documents" means the Guaranty Agreement in support of the Secured Obligations, the Quota Pledge Agreements in support of the Secured Obligations, the Asset Pledge Agreements in support of the Secured Obligations, all Financing Statements and similar documents executed, filed or recorded in connection therewith, and such other documents as, from time to time, provide security for the repayment of the Secured Obligations.

"Security Termination Date" means the date on which all Secured Obligations (other than contingent obligations in respect of which no claim has been made) have been paid or otherwise satisfied in full.

"Special Purpose Entity" has the meaning ascribed to the term in the Securities Purchase Agreement.

"Transaction Notes" have the meaning ascribed in Recital A of this Quota Pledge Agreement.

Section 2. Pledge. In order to secure the performance of the Obligations under the Transaction Notes, the Pledgor hereby pledges, on a first rank basis (*em primeiro grau*), in favor of

the Collateral Agent, the Pledged Quotas and subject to Section 3 below, all of the Pledgor's rights therein.

2.1 For the purposes of Article 1424 of the Brazilian Civil Code, the Pledgor and the Collateral Agent confirm that the Secured Obligations have the following general terms and conditions:

(a) aggregate principal amount of up to US$ 70,000,000.00 and interest rate of 12.5% per year;

Only for the purposes of the registry of this Quota Pledge Agreement under the competent Registry of Titles and Deeds (*Registro de Títulos e Documentos*), on the date hereof such amount corresponds to approximately R$ 112,833,000.00 (one hundred and twelve million, eight hundred and thirty three thousand Reais).

(b) term for repayment is until June 18, 2013; and

(c) the collateral is the pledge over the Pledged Quotas, as defined in Section 1 above.

Section 3. Formalization of the Pledge. Within twenty (20) days as from the date hereof, the Pledgor shall, at its own expenses, register the Release and this Quota Pledge Agreement together with the respective sworn translations into Portuguese, before a Registry of Title and Deeds (*Registro de Títulos e Documentos*) of the city and State of São Paulo, and deliver to the Collateral Agent evidence of such registration in form and substance reasonably satisfactory to the Collateral Agent. Within 30 (thirty) days as from the date hereof, Pledgor shall execute an amendment to the Company's Articles of Organization and register it before the competent Commercial Registry, with the description of the present pledge over the Pledged Quotas.

3.1 The Pledgor agrees that at any time and from time to time, at its expense, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further actions that may be necessary or advisable, or that the Collateral Agent may reasonably request, in order to perfect and protect or to confirm the existence and perfection of any security interest granted or to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Pledged Quotas.

3.2 In furtherance but without limitation of the generality of the foregoing, the Pledgor agrees that it shall enter into, and shall cause Pledged Company to register before the competent Commercial Registry, an amendment to Pledged Company's Articles of Organization with a pledge over the quotas of Pledged Company, whenever additional quotas are issued by Pledged Company in favor of the Pledgor in order to perfect the pledge over such additional quotas.

3.3 The Pledgor hereby appoints the Collateral Agent as its attorney in fact, granting to the Collateral Agent express, special and irrevocable powers to sell, assign and transfer to third parties the Pledged Quotas as necessary to settle the Secured Obligations, in case the Secured Obligations become due or an Event of Default occurs. The Pledgor hereby expressly allows the Collateral Agent to (but not limited to) directly sell the Pledged Quotas, provided that such sale is not for an unfair value (*preço vil*), and to use the proceeds thereof for the partial or total payment of the Secured Obligations, returning the balance thereof, if any, after the Secured Obligations have been paid in full, to the Pledgor. Such irrevocable power of attorney is granted by the Pledgor for the benefit of the Collateral Agent in accordance with Article 1433, Item IV and Articles 684 and 685, of the Brazilian Civil Code and shall remain in force until the complete fulfillment and payment of all Obligations, as well as of the Pledgor's obligations under this Quota Pledge Agreement.

Section 4. Cash Dividends, Voting Rights. Unless an Event of Default shall have occurred under Section 8 of this Quota Pledge Agreement, the Pledgor shall have the right to (i) receive all cash dividends or other payments made in respect of the Pledged Quotas; and (ii) vote with the Pledged Quotas at meetings of the quotaholders of Pledged Company, provided always that the Pledgor shall not exercise any such rights in a manner which would be prejudicial to the security created under this Quota Pledge Agreement.

4.1 As from the occurrence of an Event of Default under Section 8 of this Quota Pledge Agreement or in case of a partners' meeting or proposal for amendment to Pledged Company's Articles of Organization regarding request of bankruptcy, request of judicial or extrajudicial recuperation, any type of merger (*fusão* or *incorporação*), spin-off, transformation, termination or dissolution of Pledged Company, the Pledgor shall submit the decisions to be voted upon to the Collateral Agent, and the Pledgor shall vote its quotas as reasonably directed by the Collateral Agent, provided, however, that (i) the Pledgor shall under no circumstances whatsoever be under the obligation to vote against the applicable law or its duties thereunder; and (ii) the Collateral Agent shall provide direction to vote in writing at least forty-eight (48) hours before the relevant meeting takes place. In all those events, the Pledgor shall give the Collateral Agent at least five (5) calendar days prior written notice of the time and place of each quotaholders meeting, and such notice shall describe in detail the issues to be considered and/or voted upon.

4.2 Upon to the occurrence of an Event of Default under Section 8 of this Quota Pledge Agreement, the Collateral Agent shall be permitted to collect and retain for its own use all dividends and other distributions in respect of the Pledged Quotas.

Section 5. Transfer and Other Liens. The Pledgor hereby undertakes not to: (i) sell, transfer or otherwise dispose of, or grant any option to dispose with respect to any of the Pledged

Quotas, (ii) create or permit to exist any lien upon or with respect to any of the Pledged Quotas, except for the security interest under the Transaction Notes or this Quota Pledge Agreement.

Section 6. Representations and Warranties of the Pledgor. The Pledgor hereby represents and warrants to the Collateral Agent that:

6.1 it is the sole owner of the Pledged Quotas, and following the file of the Release with the competent Registry of Titles and Deeds (*Registro de Títulos e Documentos*), the Pledged Quotas will be free of any liens or options in favor of, or claims of, any other person (not including the lien hereby granted). The Pledged Quotas constitute approximately 99.99% of the total issued and outstanding quotas representing Pledged Company's capital;

6.2 the pledge of the Pledged Quotas granted in accordance with this Quota Pledge Agreement creates a valid and perfected first rank security interest (*penhor em primeiro grau*) in the Pledged Quotas, securing in first rank (*em primeiro grau*) the payment of the Obligations, subject to any statutory liens and rights that would have priority in a bankruptcy proceeding with respect to such Pledgor;

6.3 except as provided under Section 3 and Section 6.1 above, no authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the pledge by the Pledgor of the Pledged Quotas pursuant to this Quota Pledge Agreement or for the execution or performance of this Quota Pledge Agreement by the Pledgor;

6.4 it has the legal right, power and authority to enter into this Quota Pledge Agreement and to comply with the obligations assumed hereunder, subject to the terms hereof. The execution of this Quota Pledge Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Pledgor, and this Quota Pledge Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms; and

6.5 neither the execution of this Quota Pledge Agreement nor the consummation of the transactions contemplated hereby shall contravene any terms of any court order, consent decree, license, provision of the Articles of Organization of Pledged Company or other agreement or permit to which Pledged Company and the Pledgor are subject or a party. There is no lawsuit, proceeding or investigation pending or threatened against the Pledgor, which might prevent the compliance by the Pledgor with the obligations hereby contemplated.

Section 7. Representations and Warranties of the Collateral Agent. The Collateral Agent hereby represents and warrants to the Pledgor that:

7.1 it has the legal right, power and authority to enter into this Quota Pledge Agreement and to comply with the obligations assumed hereunder, subject to the terms hereof. The

execution of this Quota Pledge Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Collateral Agent, and this Quota Pledge Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Pledgor in accordance with its terms; and

7.2 Neither the execution of this Quota Pledge Agreement nor the consummation of the transactions contemplated hereby shall contravene any terms of any court order, consent decree, license, provision which the Collateral Agent is subject. There is no lawsuit, proceeding or investigation pending or threatened against the Collateral Agent, which might prevent the compliance by the Collateral Agent with the obligations hereby contemplated.

Section 8. Default and Remedies.

8.1 An Event of Default shall be deemed to have occurred under this Quota Pledge Agreement in the event of:

(a) any "Event of Default", as defined under the Transaction Notes, occurs and is continuing;

(b) the Pledgor or Comanche fails to comply with any other condition or covenant which would constitute a default under this Quota Pledge Agreement; or

(c) the declaration of the Pledgor's or Comanche's bankruptcy or judicial or extrajudicial recuperation.

8.2 The security constituted hereby shall become enforceable upon the occurrence of an Event of Default, as provided above, and the Collateral Agent is hereby expressly and irrevocably authorized, in accordance with the provisions of Article 1433, Item IV and Article 1435, Item V of the Brazilian Civil Code, without any prior consent of the Pledgor to that effect, to sell or convert into money any and all Pledged Quotas, as long as such sale is not made for an unfair price (*preço vil*), and use the amounts resulting from such sale for payment of the Secured Obligations. The Collateral Agent shall return any balance to the Pledgor, after the Obligations have been paid in full with the proceeds from such sale.

Section 9. Continuing Security Interest; Transfer of Pledged Quotas. This Quota Pledge Agreement shall create a continuing security interest in the Pledged Quotas and shall (i) remain in full force and effect until terminated in accordance with Section 19.1 of this Quota Pledge Agreement, (ii) be binding upon the Pledgor and its successors, and (iii) inure to the benefit of the Collateral Agent and its successors, transferees and assigns. The Pledgor may not assign or create any lien upon the Pledged Quotas without the prior written consent of the Collateral Agent.

Section 10. Expenses. The Pledgor shall be responsible for all reasonable and reasonably-documented costs, taxes and expenses incurred in the preparation, perfection, registration, validity

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and enforceability of this Quota Pledge Agreement or any other document ancillary to this Quota Pledge Agreement, including, without any limitation, costs and expenses related to the applicable registration of this Quota Pledge Agreement with proper governmental authorities and the reasonable and reasonably-documented fees and disbursements of one Brazilian and one U.S. counsel to the Collateral Agent or any other party hereto in relation to the drafting, negotiation and enforcement (either by means of negotiations, arbitral or judicial proceedings, or otherwise) of the Note Transaction Documents.

Section 11. Amendments. No amendment or waiver of any provision of this Quota Pledge Agreement nor consent to any departure by Pledgor herein from, shall in any event be effective unless it is in writing and signed by all the parties to this Quota Pledge Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 12. Exercise of Rights. Failure to exercise or delay in the exercise of any right under this Quota Pledge Agreement or the Note Transaction Documents will not prevent the exercise of such right or the corresponding right to action and shall not constitute a waiver of, novation of or consent to such default or any other that may occur in the future. No partial exercise of any right shall preclude the subsequent exercise of such right or any other right.

Section 13. Notices. Any notice required to be given under this Quota Pledge Agreement must be given in writing and will be effective on receipt when delivered by registered airmail, hand delivery or by facsimile confirmed by the sending of the original by registered airmail to the party, at the address stated below or to such other address as such party may designate by written notice in accordance with the provisions of this section.

If to the Pledgor, Pledged Company or Comanche:

c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman, , KY1-1104 Cayman Islands
Tel: 345-949-8066
Fax: 345-949-8080
Attn: Tina Meigh
Email: Tina.Meigh@MAPLESANDCALDER.com

With a copy to:

FondElec
One Dock Street, Stamford, CT 06902 USA
Tel: 203-326-4570
Fax: 203-326-4578
Attn: Thomas Cauchois
Email: tcauchois@fondelec.com

With a copy to:

Trench, Rossi e Watanabe Advogados
Av. Rio Branco, 1, 19th Floor
Rio de Janeiro, RJ 20090-003
Tel: 55-21-2206-4921
Fax: 55-21-2206-4949
Attn: Joaquim de Paiva Muniz, Esq.
Email: joaquim.p.muniz@bakernet.com

If to the Collateral Agent:

Faegre & Benson LLP
2200 Wells Fargo Center
Minneapolis, MN 55402-3901
Attn: David Clark
Email: dclark@faegre.com

Section 14. Assignment. The Collateral Agent is hereby authorized to assign, grant, transfer or otherwise pledge any of their respective rights and/or obligations hereunder without any consent from or authorization by the Pledgor. The Pledgor may not assign, grant, transfer or otherwise pledge any of its respective rights and obligations under this Quota Pledge Agreement without the prior written consent of the Collateral Agent.

Section 15. Severability. If at any time subsequent to the date hereof, any provision of this Quota Pledge Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Quota Pledge Agreement.

Section 16. No Impairment of Other Security Interests. The security provided for in this Quota Pledge Agreement shall be in addition to and shall be independent of every other security that the Collateral Agent may, at any time, hold for any of the Obligations hereunder.

Section 17. Governing Law. This Quota Pledge Agreement shall be governed by and

construed in accordance with the laws of Brazil.

Section 18. Venue. This Quota Pledge Agreement constitutes a "*titulo executivo extra-judicial*" according to the terms of Article 585, Item II, of the Brazilian Code of Civil Procedure. The parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Quota Pledge Agreement and the parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts.

Section 19. Termination/Release.

19.1 On the Security Termination Date, the Pledged Quotas shall be released from the liens created hereby, and this Quota Pledge Agreement and all obligations (other than those expressly stated to survive such termination) hereunder shall terminate. On such date, the Collateral Agent shall (i) deliver documentation of such release to the Pledgor and the Pledged Company, including the release notice according to Schedule A, and (ii) take such other actions as are reasonably requested by the Pledgor or the Pledged Company in furtherance of such release.

19.2 Notwithstanding any provision to the contrary in this Quota Pledge Agreement, if, in accordance with the terms of the Transaction Notes, the Board of Directors of the Comanche designates the Pledgor to be a Special Purpose Entity; then Comanche shall provide the Collateral Agent with notice of any such designation, together with a copy of the resolution of its Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the provisions of the Transaction Notes. Upon the receipt by the Collateral Agent of such notice and related documents, this Quota Pledge Agreement and all obligations (other than those expressly stated to survive such termination) hereunder shall terminate and the Pledged Quotas shall be released from the Liens created hereby. The Collateral Agent shall (i) promptly deliver documentation of such release, substantially in the form of Schedule A, to the Pledgor and the Pledged Company and (ii) take such other actions (including registrations with Governmental Authorities) as are reasonably requested by the Pledgor or the Pledged Company in furtherance of such release.

19.3 Except as provided in Section 9 of this Quota Pledge Agreement and in this Section 19, any release of this Quota Pledge Agreement or of the liens created and evidenced hereby shall be valid only if expressly agreed by the Collateral Agent in writing.

[Signature pages follow.]

AND BEING THUS AGREED AND CONTRACTED, the parties execute the present Quota Pledge Agreement in three (3) copies of equal text and form, in the presence of the undersigned witnesses.

TRI-STATE TITLE & ESCROW, LLC
in its capacity as Collateral Agent

Valli K

By: Valli X. Kirimlis
Title: Manager

[Continuation of the signature page of the Quota Pledge Agreement between Tri-State Title & Escrow, LLC and Comanche Participações do Brasil Ltda., entered into on June 18, 2008, in relation to Comanche Biocombustíveis de Santa Anita Ltda.]

COMANCHE CLEAN ENERGY CORPORATION
in its capacity as Intervening Party

____

By: Alicia Návar Noyola
Title: Vice-Chairman and Secretary

[Continuation of the signature page of the Quota Pledge Agreement between Tri-State Title & Escrow, LLC and Comanche Participações do Brasil Ltda., entered into on June 18, 2008, in relation to Comanche Biocombustíveis de Santa Anita Ltda.]

COMANCHE PARTICIPAÇÕES DO BRASIL LTDA.
in its capacity as Pledgor

By: Carolina Secches
Title: Attorney-in-fact

COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA.
in its capacity as Pledged Company

By: Carolina Secches
Title: Attorney-in-fact

Witnesses:

1. ______________________

Name:
ID Card:

2. ______________________

Name:
ID Card:

FORM OF

RELEASE NOTICE

TRI-STATE TITLE & ESCROW, LLC, a limited liability company organized and existing under the laws of the State of Maryland, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America (hereinafter referred to as the "Pledgee"), hereby grants to **COMANCHE PARTICIPAÇÕES DO BRASIL LTDA.,** a Brazilian limited liability company organized and existing under the laws of Brazil , with its head-office in the city and State of São Paulo, at Rua do Rócio, No. 84, 11nd. Floor, Edifício Augusto de Arruda Botelho Filho, Zip Code: 04552-000, registered with the General Taxpayers' Registry (CNPJ) under No. 07.751.535/0001-43 (hereinafter referred to as the "Pledgor") and **COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA.,** a Brazilian limited liability company, organized and existing under the laws of Brazil, with its head-office in the city of Tatuí, State of São Paulo, at Bairro Congonhal, s/n.º, Zip Code: 18270-000, registered with the General Taxpayers' Registry (*CNPJ*) under No 59.243.733/0001-08 (hereinafter referred to as the "Pledged Company"), a most broad, full, complete and irrevocable acquaintance and release in relation to the Pledgor's obligations under the Quota Pledge Agreement entered into on June 18, 2008 by the Pledgee, the Pledgor and, as intervening parties, the Pledged Company **COMANCHE CLEAN ENERGY CORPORATION** a Cayman Islands exempted company with limited liability, with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and duly registered under No. ____ before the __ Registry of Titles and Deeds (*Registro de Títulos e Documentos*) of the city and State of São Paulo, thus expressly authorizing the Pledgor to take any and all necessary actions and measures to cancel, terminate and extinguish the validity of such Quota Pledge Agreement, including but not limited to the filing of this Release Notice with the competent Register of Title and Deeds (*Registro de Títulos e Documentos*) or other Governmental Authority.

[place and date]

TRI-STATE TITLE & ESCROW, LLC.
in its capacity as Collateral Agent

____
By:
Title: